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                                                                    EXHIBIT 99.1


                           EOTT ENERGY PARTNERS, L.P.

                      P.O. BOX 4666, HOUSTON, TX 77210-4666

                                                FOR FURTHER INFORMATION CONTACT:
                                                        Media Relations Contact:
                                                                      Wade Gates
                                                                    713.993.5152

               EOTT ENERGY ANNOUNCES SELECTION OF ACCOUNTING FIRM

Houston, March 25, 2002 - EOTT Energy Partners, L.P. (NYSE: EOT) today announced it has selected PricewaterhouseCoopers LLP ("PWC") as its new independent accounting firm. PWC begins its audit of EOTT's 2001 results effective immediately. However, the timing for completion and issuance of PWC's audit report is dependent upon EOTT's reconstitution of an independent audit committee. EOTT is in the process of reviewing candidates for the Board of Directors of its general partner. These candidates would replace board members who recently resigned and would qualify as independent directors for the audit committee. The company is hopeful that new directors will be appointed and an independent audit committee will be formed so that the completion and issuance of PWC's audit report will not be interrupted or delayed.

The withdrawal of Arthur Andersen LLP and the selection of a new auditor have delayed the completion of EOTT's audit for 2001. EOTT's complete Form 10-K annual report for 2001 will not be filed with the Securities and Exchange Commission by the April 1, 2002 due date but will be filed as soon as possible after completion of the 2001 audit. Additionally, EOTT has delayed the release of its year-end 2001 results to a currently undetermined future date. "We are looking forward to working with PricewaterhouseCoopers and their team of experienced professionals as we close out 2001," said EOTT President and Chief Executive Officer, Dana Gibbs.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline, which includes 8,000 miles of active intrastate and interstate pipeline and gathering systems. In addition, EOTT owns and operates a hydrocarbon processing plant and a natural gas liquids storage and pipeline grid system. EOTT Energy Corp. is the general partner of EOTT with headquarters in Houston. EOTT's Internet address is www.eott.com. The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT."

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing of the completion of EOTT's 2001 audit and related work.


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